[SHEARMAN & STERLING (LONDON) LLP LETTERHEAD]


                                 August 26, 2004

Reuters Group PLC
85 Fleet Street
London EC4P 4AJ

Dear Sirs:

         We have acted as English legal advisers to Reuters Group PLC, a company registered in England and Wales (the "Company"), in connection with the Company's Registration Statement on Form S-8 filed 26 August 2004 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the offering of up to 48,000,000 Ordinary Shares, nominal value 25 pence per share (the "Shares"), of the Company, to be issued pursuant to the Reuters Group PLC Restricted Share Plan and the Reuters Group PLC Annual Bonus Profit Sharing Plan (the "Plans").

         In so acting, we have examined the Registration Statement and we have also examined and relied as to factual matters upon the representations and warranties contained in originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

         Our opinion set forth below is limited to the laws of England as in effect on the date hereof, and we do not express any opinion herein concerning any other law.

         Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the relevant Plan and (b) paid for in full in accordance with the terms of the relevant Plan, the Shares will be validly issued and fully paid, and no further contributions in respect of the Shares will be required.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                Very truly yours,


                                /s/ Shearman & Sterling (London) LLP
                                ------------------------------------
                                Shearman & Sterling (London) LLP


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